CAPSTEAD THIRD QUARTER EARNINGS CONFERENCE CALL INVESTOR PRESENTATION October 26, 2007

Safe Harbor Statement - Private Securities Litigation Reform Act of 1995 Forward Looking Information This presentation contains "forward-looking statements" (within the meaning of the Private Securities Litigation Reform Act of 1995) that inherently involve risks and uncertainties. Our actual results and liquidity can differ materially from those anticipated in these forward-looking statements because of changes in the level and composition of our investments and unforeseen factors. As discussed in our filings with the Securities and Exchange Commission, these factors may include, but are not limited to, changes in general economic conditions, the availability of suitable qualifying investments from both an investment return and regulatory perspective, the availability of new investment capital, fluctuations in interest rates and levels of mortgage prepayments, deterioration in credit quality and ratings, the effectiveness of risk management strategies, the impact of leverage, liquidity of secondary markets and credit markets, increases in costs and other general competitive factors. In addition to the above considerations, our actual results and liquidity related to investments in loans secured by commercial real estate are affected by borrower performance under operating or development plans, lessee performance under lease agreements, changes in general as well as local economic conditions and real estate markets, increases in competition and inflationary pressures, changes in the tax and regulatory environment including zoning and environmental laws, uninsured losses or losses in excess of insurance limits and the availability of adequate insurance coverage at reasonable costs, among other factors.

About Capstead and Its Investment Strategy Capstead Mortgage Corporation operates as a self-managed real estate investment trust for federal income tax purposes (a "REIT") and is based in Dallas, Texas. We earn income from investing in real estate-related assets on a leveraged basis. Our core strategy is managing a leveraged portfolio of residential adjustable-rate mortgage ("ARM") securities issued and guaranteed by government- sponsored entities, either Fannie Mae or Freddie Mac, or by an agency of the federal government, Ginnie Mae, which carry an actual or implied AAA credit rating and with limited, if any, credit risk. We refer to these securities as Agency Securities. As of quarter-end 99% of our residential mortgage investments are ARM Agency Securities. We believe our core investment strategy of conservatively managing a leveraged portfolio of ARM Agency Securities can produce attractive risk-adjusted returns over the long term while reducing but not eliminating sensitivity to changes in interest rates. While in future periods we may prudently augment this core portfolio with commercial real estate-related assets that can further reduce our sensitivity to rising short-term interest rates, in the near term we intend to focus our efforts on growing our core ARM securities portfolio with the expectation that earnings and dividends on our common shares will improve significantly in the coming quarters.

Third Quarter Results Proactively delevered portfolio in response to contracting market liquidity by selling $809 million in lower yielding and faster prepaying securities. Reduced leverage from 11.5x as of June 30 to 10.3x as of 9/30/07 Recorded an $8.3 million loss related to these sales Acquired new securities, roughly equal to portfolio runoff such that we ended quarter with a total portfolio of $4.8 billion Net interest margins declined slightly quarter over quarter due to a lower average portfolio and an additional day of interest expense. Launched successful 11.5 million common share public offering that closed subsequent to quarter-end on October 2, 2007 netting proceeds of nearly $106 million. These proceeds have substantially been deployed into additional ARM Agency Securities. After considering $0.60 of accretion from the offering, book value was little changed from the prior quarter despite weaker pricing for short-duration ARM Agency Securities and costs of the portfolio restructuring. Portfolio yields averaged 5.67%, an improvement of 10 bps from second quarter, while borrowing rates averaged 5.25%, up 4 bps, for a financing spread improvement of 6 bps to 42 bps. Even without any additional Fed rate cuts beyond the 50 bps reduction in September, projected fourth quarter financing spreads are expected to increase significantly on a substantially larger portfolio.

Comparative Income Statement (in thousands, except per share amounts)

Comparative Balance Sheet (in thousands, except per share amounts)

Capstead's Long-term Investment Capital Sep '04 Dec '04 Mar '05 Jun '05 Sep '05 Dec '05 Mar '06 Jun '06 Sep '06 Dec '06 Mar '07 Jun '07 Sep '07 Pro Forma Sep '07 (a) Common 140 153 147 149 138 165 155 142 159 160 171 165 150 259 Perpetual Preferred 180 180 180 180 180 180 180 180 180 180 180 180 180 180 Trust Preferred 35 75 75 75 100 100 100 100 100 100 Total 320 333 327 329 353 420 410 397 439 440 451 445 430 536 $ in millions (a) Pro Forma for approximately $106 million in net proceeds from the offering that closed October 2, 2007.

Offering Proceeds Substantially Deployed at This Time Yields and spreads on recent acquisitions remain attractive and are accretive to earnings. Early fourth quarter acquisitions have been split between current-reset and longer-to-reset ARM Agency Securities roughly 40 / 60. (a) Assumes a conservative 10x leverage assumption and no further Fed rate cuts.

Yield / Cost Analysis (in thousands) September 30, 2007 balances do not include approximately $1.2 billion of ARM Agency Securities acquired after quarter-end with the $106 million in net proceeds from our 11.5 million common share offering that closed October 2, 2007. (b) Assumes no further reductions in the federal funds rate and includes expected yields on ARM Agency Securities acquired with offering proceeds.